Exhibit 99.2

Report of Morgan Stanley & Co. International plc pursuant to Rule 28.3(a) of the Irish Takeover Rules

The Directors

AbbVie Inc

1 N. Waukegan Road North Chicago,

Illinois 60064

U.S.A.

16 September 2019

Dear Sirs

Report on the Profit Forecasts of AbbVie Inc (“AbbVie” or the “Company”)

We refer to the profit forecasts comprising the statements by AbbVie Inc. (“AbbVie”) and its subsidiaries (together the “AbbVie Group”) in respect of the AbbVie Group non-GAAP diluted earnings per share, and GAAP diluted earnings per share (after taking into account the effect of the discontinuation of the Rova-T Program), for the quarter ending 30 September 2019 and the year ending 31 December 2019 (together the “Profit Forecasts”). The Profit Forecasts and the material assumptions upon which they are based, are set out in the letter headed “AbbVie Profit Forecast” issued by AbbVie to shareholders of Allergan plc in which this report is included (the “Profit Forecast Document”).

We have discussed the Profit Forecasts and the bases and assumptions on which they have been made with the Company’s senior management and with PricewaterhouseCoopers LLP (“PwC”), the Company’s reporting accountants. We have also discussed the accounting policies and bases of calculation for the Profit Forecasts with the Company’s senior management and with PwC. We have also considered the report on the Profit Forecasts prepared by PwC for inclusion in the Profit Forecast Document and the work carried out by PwC for the Company on the Profit Forecasts.

We have relied upon the accuracy and completeness of all the financial and other information discussed with us, or as otherwise presented to us, and have assumed the accuracy and completeness of all such information provided to us for the purposes of providing this letter. You have confirmed to us that all information relevant to the Profit Forecasts has been disclosed to us.

On the basis of the foregoing, we consider that the Profit Forecasts, for which you, as directors of the Company are solely responsible, have been made with due care and consideration.

This letter is provided to you solely in connection with Rule 28.3(a) of the Irish Takeover Rules (the “Rules”) and for no other purpose. Save for any responsibility which we may have to those persons to whom this report is expressly addressed and for any responsibility arising under Rule 28.3(a) of the Rules to any person as and to the extent therein provided, to the fullest extent permitted by law, we exclude all liability to any other person other than to you, the directors of the Company, in respect of this letter or the work undertaken in connection with this letter.

We have given and have not withdrawn our consent to the issue of the Profit Forecast Document and the inclusion in the Profit Forecast Document of this letter concerning the Profit Forecasts in the form and context in which it is included.

Yours faithfully

/s/ David Kitterick
David Kitterick
Authorised Signatory
For and on behalf of
Morgan Stanley & Co. International plc